State of Delaware
Secretary of State
Division of Corporations
Delivered 08:28 AM 12/09/2024
FILED 08:28 AM 12/09/2024
SR 20244422647 - File Number 5214013

CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
DIGITAL BRANDS GROUP, INC.

DIGITAL BRANDS GROUP, INC. (the "***Corporation***"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the "***DGCL***"), does hereby certify as follows:

1. The name of the Corporation is Digital Brands Group, Inc. The original Certificate of Incorporation of the Corporation was filed on January 30, 2013. The Sixth Amended and Restated Certificate of Incorporation of the Corporation was filed on May 18, 2021, and amended on October 13, 2022, October 21, 2022 (but effected on November 3, 2022), and August 21, 2023 (as amended, the "***Certificate of Incorporation***").

2. The Board of Directors of the Corporation (the "***Board***"), acting in accordance with the provisions of Sections 141 and 242 of the DGCL, has duly adopted, and the outstanding stock entitled to vote thereon, have approved the amendments to the Certificate of Incorporation set forth in this Certificate of Amendment.

3. Pursuant to Section 242 of the DGCL, the following paragraph (c) is hereby added after the paragraph labeled (b) of Article Fourth of the Certificate of Incorporation:

(c) Upon the effectiveness of the amendment to the Certificate of Incorporation adding this paragraph thereto (the "***Effective Time***"), each fifty (50) shares of outstanding Common Stock, par value $0.0001 per share ("***Old Common Stock***"), of the Corporation issued and outstanding immediately prior to the Effective Time shall be, without any action of the holder thereof, automatically combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, par value $0.0001 per share (the "***New Common Stock***") of the Corporation (the "***Reverse Split***"). Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been combined. No fractional shares of Common Stock will be issued as a result of the Reverse Split. In the event the Reverse Split leaves a stockholder with a fraction of a share, the number of shares due to the stockholder shall be rounded up.

4. The foregoing amendment to the Certificate of Incorporation was duly approved by the Board on December 2, 2024.

5. Thereafter, pursuant to a resolution of the Board, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the DGCL on December 2, 2024.

6. This amendment to the Certificate of Incorporation shall be effective on and as of the effective time of 5:00 p.m., Eastern Time, on December 12, 2024.

In Witness Whereof, the undersigned has caused this Certificate of Amendment to be signed by its duly authorized officer on the 9th day of December, 2024.

DIGITAL BRANDS GROUP, INC.

Signed by:

By: John Hilburn Davis IV
964BB548DCB6440

Name: John Hilburn Davis IV
Title: Chief Executive Officer